Artisan Business Group, Inc.

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EB-5 Project Advisory and Fee Agreement

AmericaTowne Inc.

Prepared on Feb. 4, 2016

Artisan Business Group, Inc. 3309 Robbins Road, #188

Springfield, IL 62704 www.ArtisanBusinessGroup.com

Tel: (217) 303-5393

Fax: (888) 839-7089

STATEMENT AN D DISCLA I M ERS

This will confirm the arrangements, terms and conditions pursuant to which Artisan Business Group, Inc., an Illinois corporation, ("Artisan" or "Advisor") have been retained to serve as an advisor to AmericaTowne Inc. ("Client" or "Project"). The undersigned hereby agree to the following terms and conditions:

I . Duties of Advisor: Advisor will provide such China market entry consulting services and advice pertaining to preparing the Project for Chinese market in China. Advisor makes no guarantees or assurances regarding the final outcome in the matter, except to agree with and assure to Client that Advisor will put forth its best efforts, under all relevant circumstances, in providing marketability analysis related consulting and business services. Advisor does not make and has not made any expressed or implicit guarantees. It is mutually understood that neither Advisor nor any of its partners, directors, agents, employees and con trolling persons (if any) have any responsibilities concerning the fairness of the terms set forth in Client's legal documents or their compliances with USCIS and SEC regulation s, whether to the Client, any applicant or any investor.

2.      Available Time: Advisor shall make available such time, as, in its sole discretion, it shall deem appropriate for the performance of its obligations under this Agreement. Client acknowledges and agrees that Advisor will perform consulting services for other companies.

3.       If Advisor's past or present representation of any party in a related or unrelated matter is of concern to Client, whether Client was Advisor's client or another party may have been Advisor's client, please contact Advisor to review these concerns before signing this Advisory and Fee Agreement to determine if you want Advisor to assist Client in working on the proposed project.

This Agreement ('"Agreement") will confirm the arrangements, terms and conditions, pursuant to which Artisan Business Group, Inc., an Illinois corporation ("Artisan" or "Advisor") has been retained to serve as an advisor to America Towne Inc. ("Client" or "Project") on the last date indicated on the signature page ("Effective Date"). Advisor 's services commence only upon confirmation of the receipt of consulting fee payment. The undersign hereby agree to the following terms and conditions:

Situation Appraisal: Client is planning to develop AmericaTowne projects through EB-5 program. Client requires assistance in developing an effective E B-5 business strategy and strengthening project awareness in the marketplace and establishing and enhancing relationship with migration agents in China.

Role of Advisor: Artisan will be a business advisor during the term period of this Agreement and its responsibilities include:

•	Review and analyze key documents of the project, including, but not limited to, Project Executive Summary, Project Presentation, Business Plan, Private Placement Memorandum, Economic Impact Study, Agreements, Marketing Materials, etc. and provide an analysis summarizing the viability and marketability of the project; arrange reasonable opportunity to discuss the findings and recommendations

•	Discuss the project business plan to enhance and strengthen its E B-5 marketability; discuss about the project financial structures and risks specifically concerning Chinese investors market; share expertise and knowledge on key elements of financially structuring investment project in order to attract emigration agents and investors in China

•        Advise Client to minimize costs and expenses

•	Advise on the development of Chinese market entry strategies and insights of Chinese emigration industry as well as u p-to-date market conditions in China

•        Guide Client to develop and design key promotional materials for agent/investor audiences

•        Visit project site for basic due d diligence review and d discuss project strategies

•	Assist Client in facilitating with existing and new relationships (including migration agents) in China

•	Arrange meetings with inbound Chinese emigration partners (agents) if such opportunities become available

•	Introduce Client and the project to a selected group of Chinese emigration agents and service providers at Advisor's sole discretion, for further discussion, after the project accepts recommendation s and meets with Advisor 's quality expectation s. However, Advisor will not guarantee the outcome of such introduction since d dialogues and mutual negotiations will occur

•        Assist Client in conducting social media and promotional campaign in China

•	Advise on related Chinese regulations, risk control and management the Chinese marketplace

Artisan will not fundraise or recruit investors, nor shall be compensated based on fundraising efforts.

Client have unlimited access to Advisor from 8:00 am to 6:00 pm U .S. Central Time during the week by e-mail and phone for Advisor advice and opinion. If not immediately available, Advisor will return all phone calls in timely manner or, if at the end of the day, first thing the following morning. All emails will be responded to within 24 hours and usually much faster. Advisor may have regularly scheduled calls at times both agree on for whatever duration is needed. Client may also contact Advisor in emergency or critical situations beyond these provisions. Any additions to this scope will require an amended proposal, and this agreement excludes Chinese Market Entry Guided Tour Services in China and any trade missions to China.

Service Plan Duration and Timing: The service is based upon monthly retainer, and four (4) months retainer is required. One month is meant to include 30 calendar days in this agreement. The service can be extended at the monthly retainer rate upon the completion of this agreement. This non-cancelable agreement will only become fully executed upon the confirmation of payment.

Consulting Fees and Payment Terms:

Engagement Fee: A one-time engagement fee of $8,000 is required when the Agreement is mutually signed. The engagement fee will cover the first month of services. (See Exhibit A)

Monthly Retainer: $5,000 must be paid every thirty (30) days. Client will be billed ahead of payment due date. Four months engagement i s required under this agreement.

All fees are non-refundable. Fees must be made within 7 (seven) business days upon the due date in order to fully execute this agreement. The failure of timely payment will result delayed services and/or immediate termination of this agreement at Advisor's sole discretion. The agreement is non- cancelable for any reasons, including Client not contacting Advisor for given periods, and payments are to be made on due date as scheduled. The agreement may not be postponed, delayed, or othe1wise rescheduled.

Service Delivery: The consulting services arc mainly conducted and provided through phone conference, E-mail, postal mails, etc. All major activities will be communicated with Client in a timely manner and on a regular basis. Overseas trip is at Advisor's sole discretion (at additional charges) upon availability and may not be available at all.

On-site Meeting: One on-site project (in the US) meeting is included in this Agreement. When additional meetings are required by Client, travel and lodging expenses shall be billed as actually incurred. Expense reimbursement is due on presentation of invoice from Advisor. However travel and lodging arrangements and payment by Client in advance are preferred. International travel expenses will be paid by Client.

Third Party Services: Professional services provided by other parties should be paid additionally by Client, these services may include promotional brochure and business flyer design, Chinese materials printing, web development, video production, video voiceover, legal services, documentation translation, accounting, travel arrangements, and trade show and trade show assistance, etc. A quotation is always obtained and sent to Client for consideration and approval in advance. All third party payments will be billed to Client and received by Advisor prior to ordering the services requested.

Joint Accountabilities:

Client's accountabilities will include:

•     Providing Advisor with access to project principals, including their contact in fom1ation

•     Sharing financial details of the proposed project, business plan, and so forth, as needed

•     Responding quickly to Advisor's requests for information

•     Providing reasonable lead time when discussing urgent matters whenever possible

•     Abiding by U SCI S rules and SEC regulations for this project

•     Making retainer payments prior to or on due elates

Advisor's accountabilities will include:

•   Signing nondisclosure and confidentiality documents

•     Responding to Client's question s and requests as stipulated above

Both parties will both be accountable for:

•	Immediately informing the other of any new developments, which might materially affect the success of this project.

Relationship: Nothing herein shall constitute Advisor and its China staff as employees of Client. It is understood that Advisor will be an independent contractor. Except to such extent as may hereinafter be expressly agreed for a specific purpose, Advisor shall not have the authority to obligate or commit Client in an y manner whatsoever. Nothing in this Agreement shall be interpreted to create an agency, joint venture, or partnership between the pa1ties.

Information: Client acknowledges that Advisor will rely on information furnished by Client concerning Client's business affairs without independent certification and Client represents that such information will be materially complete and correct.

Confidentiality: Each party to this Agreement agrees to keep confidential all trade secrets, know- how, or other proprietary information of the other party ("Confidential Information") presented, disclosed or revealed to one party ("Receiving Party") by the other ("Disclosing Party") in connection with this Agreement.

Each party may disclose certain Confidential Information to third parties on a "need-to-k now" basis for the purpose assisting the party complete their obligations under this Agreement, provided that all of such third persons shall be directed and required to maintain the disclosed Confidential Information in confidence according to the terms of this Agreement.

Receiving Party shall not be liable to the Disclosing Party for disclosure of such information which:

a)	is known to the general public through no act or omission of the Receiving Party, it being understood that Confidential Information is not deemed to be in the public domain merely because it is embraced by more general information which may be in the public domain ;

b)	is made available to the Receiving Party by a third party who has a legal right to do so, as documented by written records;

c)	is required, but only to the extent required, to be disclosed by the Receiving Party pursuant to an order issued by a court of law or any federal state, or municipal regulatory or administrative agency, provided that (i) Receiving Party shall give prior notice to Disclosing Party of any intent to or request for such a disclosure and (ii) Receiving Party shall reasonably cooperate with Disclosing Party with regards to limiting any such disclosure, at Disclosing Party's expense; or

d)	was in the possession of the Receiving Party prior to the date hereof, as evidenced by written records kept in the ordinary course of business by Receiving Party or by proof of actual use by Receiving Party.

Non-Exclusive: Advisor agrees that it shall not be considered Client's exclusive provider of the services provided pursuant to this Agreement and Client retains the unconditional right to utilize suppliers in the provision of similar services.

Assignment: This Agreement shall not be assignable by either party.

Governing Law: This Agreement shall be deemed to be a contract made under the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State. Any dispute shall be subject to final and binding arbitration to be brought in Springfield, Illinois.

Execution of Agreement: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile and/or internet transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or Internet shall be deemed to be their original signatures for all purposes.

Legal Responsibility of Client: Client has the sole responsibility of ensuring that its actions or inaction comply with all U.S. and Chinese laws, including but not limited to providing all required disclosure document s to investors and filing all required documentation with the Securities and Exchange Commission (SEC) or any other application government agency. Client shall indemnify Advisor, and hold Advisor harmless, for any violation of U.S. and Chinese securities laws, which arise from Client's actions or inaction. Advisor makes no warranty or representation as to whether any investor may be determined to be an "accredited investor."

Indemnity: Each party shall indemnify, defend and hold the other party (and any other relation to the other party) harmless against any and all claims of whatsoever nature arising from that party's gross negligence, recklessness or willful misconduct.

Limitation of Liability: ADVISOR'S TOTAL LIABILITY TO CLIENT FOR ANY LEGALLY PROVEN CLAIM, REGARDLESS OF THE CAUSE OF ACTION AND WHETHER ANY LEGALLY PROVEN DAMAGES, SHALL BE LIMITED TO A TOTAL AGGREGATE AMOUNT WHICH WILL NOT EXCEED THE AMOUNT PAID OR PAY ABLE BY THE CLIENT TO THE ADVISOR IN THE 12 MONTHS PR EVIOUS TO THE CAUSE OF ACTION ARISING.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY LOST PROFITS, CONSEQUENTIAL OR INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement when both parties sign the Agreement. Alternatively, Client initial payment per the terms above will also represent acceptance of this Agreement.

PLEASE, DO NOT SIGN THIS AGREEMENT UNLESS AND UNTIL YOU FULLY UNDERSTAND ITS TERMS.

SIGNATURES ARE ON NEXT PAGE

AGREED AND ACCEPTED

Artisan Business Group Inc.

By: /s/ Brian Su

Name: Brian Su
Title: CEO & President

Date: 2/4/2016

AmericaTowne Inc.

By: /s/ Alton Perkins

Name: Alton Perkins
Title: Chairman & CEO

Date: 2/4/2016

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